UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                     MID AMERICA APARTMENT COMMUNITIES INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    59522J103
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2005
--------------------------------------------------------------------------------
                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

CUSIP NO. 59522J103                    13G                     PAGE 2 OF 9 PAGES

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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not Applicable                                                 (b) [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           1,492,800(1)
     NUMBER OF         ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH:       7   SOLE DISPOSITIVE POWER

                           1,492,800(1)
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,492,800
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]

          Not Applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.86%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------
--------------------
1 These shares are held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios.

CUSIP NO. 59522J103                    13G                     PAGE 3 OF 9 PAGES

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Bewaarmaatschappij I B.V.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not Applicable                                                 (b) [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER

                           1,434,700(2)
     NUMBER OF         ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH:       7   SOLE DISPOSITIVE POWER

                           1,434,700(2)
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,434,700
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]

          Not Applicable
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.86%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          HC
--------------------------------------------------------------------------------
--------------------
2 ING Bewaarmaatschappij I B.V. is a wholly owned subsidiary of ING Groep N.V.

CUSIP NO. 59522J103                    13G                     PAGE 4 OF 9 PAGES

ITEM 1(A).    NAME OF ISSUER:

              Mid America Apartment Communities Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              6584 Poplar Ave
              Suite 340
              Memphis, TN 38138

ITEM 2(A).    NAME OF PERSON FILING:

              ING Groep N.V.
              ING Bewaarmaatschappij I B.V.

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Amstelveenseweg 500
              1081 KL Amsterdam
              The Netherlands

              Prinses Beatrixlaan 35
              2595 AS Den Haag
              The Netherlands

ITEM 2(C).    CITIZENSHIP:

              See item 4 on Page 2
              See item 4 on Page 3

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Ordinary Shares

ITEM 2(E).    CUSIP NUMBER:

              59522J103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: (Not Applicable)

    (a) [_] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

CUSIP NO. 59522J103                    13G                     PAGE 5 OF 9 PAGES

    (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

    (c) [_]   Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;


    (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

    (e) [_] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act;

    (f) [_] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

    (g) [_] Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) under the Exchange Act;

    (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [_] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [_] Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.       OWNERSHIP.

    (a)       Amount beneficially owned:

                    See item 9 on Page 2
                    See item 9 on Page 3

    (b)       Percent of class:

                    See item 11 on Page 2
                    See item 11 on Page 3

    (c)       Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

                    See item 5 on Page 2
                    See item 5 on Page 3

CUSIP NO. 59522J103                    13G                     PAGE 6 OF 9 PAGES

              (ii)  Shared power to vote or to direct the vote:

                    See item 6 on Page 2
                    See item 6 on Page 3

              (iii) Sole power to dispose or to direct the disposition of:

                    See item 7 on Page 2
                    See item 7 on Page 3

              (iv)  Shared power to dispose or to direct the disposition of:

                    See item 8 on Page 2
                    See item 8 on Page 3

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

ITEM 10.      CERTIFICATION.

              Not Applicable

CUSIP NO. 59522J103                    13G                     PAGE 7 OF 9 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 13, 2006
                                        ----------------------------------------
                                        (Date)


                                        ING GROEP N.V.


                                        By:

                                        /s/ Cornelis Blokbergen
                                        ----------------------------------------
                                        (Signature)

                                        Cornelis Blokbergen,
                                        Head Legal Department
                                        ----------------------------------------
                                        (Name/Title)


                                        /s/ Henricus J. Bruisten
                                        ----------------------------------------
                                        (Signature)

                                        Henricus J. Bruisten
                                        Assistant General Counsel
                                        ----------------------------------------
                                        (Name/Title)

CUSIP NO. 59522J103                    13G                     PAGE 8 OF 9 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 13, 2006
                                        ----------------------------------------
                                        (Date)


                                        ING Bewaarmaatschappij I B.V.


                                        By:

                                        /s/ Cornelis Blokbergen
                                        ----------------------------------------
                                        (Signature)

                                        Cornelis Blokbergen,
                                        Authorized Signatory
                                        ----------------------------------------
                                        (Name/Title)


                                        /s/ Henricus J. Bruisten
                                        ----------------------------------------
                                        (Signature)

                                        Henricus J. Bruisten
                                        Authorized Signatory
                                        ----------------------------------------
                                        (Name/Title)

CUSIP NO. 59522J103                    13G                     PAGE 9 OF 9 PAGES


                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

         The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by ING Groep N.V.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:  February 13, 2006




                                        ING Groep N.V.


                                        Assistant General Counsel

                                       By: /s/ Cornelis Blokbergen
                                           -------------------------------------
                                           Name:  Cornelis Blokbergen
                                           Title: Head Legal Department


                                       By: /s/ Henricus J. Bruisten
                                           -------------------------------------
                                           Name:  Henricus J. Bruisten
                                           Title: Assistant General Counsel


                                       ING Bewaarmaatschappij I B.V.



                                       By: /s/ Cornelis Blokbergen
                                           -------------------------------------
                                           Name:  Cornelis Blokbergen
                                           Title: Authorized Signatory



                                       By: /s/ Henricus J. Bruisten
                                           -------------------------------------
                                           Name:  Henricus J. Bruisten
                                           Title: Authorized Signatory